Exhibit 99.1

NETSOL Technologies Reports Fiscal Second Quarter 2020 Financial Results

Sequential Topline Growth of 16% Drives Profitable Quarter with $0.05 Earnings Per Share

Company Advances Three-Pronged Growth Strategy: Alternative Subscription Option Leads to Bolstered Pipeline; Advanced Discussions with Potential for New Engagements Through Otoz; Continued Progress and Technological Advancements in Innovation Lab

CALABASAS, Calif., February 12, 2020 – NETSOL Technologies, Inc. (Nasdaq: NTWK), a global business services and enterprise application solutions provider, reported results for the fiscal second quarter ended December 31, 2019.

Fiscal Second Quarter 2020 and Recent Operational Highlights

●	Regarding previously announced 12-country, $110 million contract with German auto manufacturing giant, the Company made continued progress with respect to additional NFS Ascent® implementations and anticipates Go Live events in the coming months for the following countries: Singapore, Malaysia, and Thailand.
●	As part of the above-referenced contract, achieved a successful Go Live in Hong Kong with the NFS Ascent® Retail Platform, consisting of Omni Point of Sale (Omni POS) and Contract Management System (CMS).
●	Introduced Software-as-a-Service (SaaS) subscription-based pricing for new and existing customers as an alternative to the traditional license model, which is now available for all cloud-based NETSOL products and services globally, including NETSOL’s flagship offering NFS Ascent®.
●	NETSOL North America secured a contract with SCI Lease Corp, a Canadian-based national automotive leasing company, for its Contract Management System (CMS) on the cloud, representing the first SaaS-based agreement for Ascent in this region.
●	Announced the official Go-Live with mCollector application for a top tier multi-finance company in Indonesia, as part of a larger contract originally signed in 2018.
●	Made significant progress towards the deployment of NFS Ascent® Retail Platform for a New Zealand-based captive equipment finance company.
●	Made significant progress towards the deployment of NFS Ascent® Wholesale Platform for a U.K.-based leading auction house.
●	Generated additional $2.0 million by providing additional services for various customers across multiple regions.
●	Appointed industry veteran Chris Mobley as the new Head of NFS Ascent® Wholesale operations in Europe with the goal of leading the rollout of NETSOL’s new, subscription-based pricing strategy, orchestrating the company’s European-focused growth plans and leading pre-sales of the company’s Wholesale operations globally.
●	Made further advancements in certain Otoz Innovation Lab initiatives, leading to multiple discussions, demonstrations, and potential engagements with a several tier one customers in the U.S. and Asia Pacific (APAC) regions.
●	Announced NETSOL’s “Cloud Readiness” campaign during the 20th anniversary of the company’s listing on Nasdaq as part of its participation at the closing bell ceremony in late January.

Fiscal Second Quarter 2020 Financial Results

Total net revenues for the second quarter of fiscal 2020 were $15.7 million, compared with $17.0 million in the prior year period. The decrease in total net revenues was primarily due to a decrease in total license fees of $4.4 million, which was offset by an increase in services revenues of $1.8 million and an increase in total maintenance fees of $1.3 million.

●	Total license fees were $384,000, compared with $4.8 million in the prior year period.
●	Total maintenance fees were $5.0 million, compared with $3.7 million in the prior year period.
●	Total services revenues were $10.3 million, compared with $8.5 million in the prior year period.

Gross profit for the second quarter of fiscal 2020 was $7.8 million (or 49.7% of net revenues), compared to $8.9 million (or 52.1% of net revenues) in the second quarter of fiscal 2019. The decreases in gross profit and gross profit as a percentage of revenue were primarily due to decreases in revenue by an amount that was greater than the related decreases in cost of revenues, respectively. The decrease in cost of revenues was predominantly driven by decreases in travel, depreciation and amortization and other expenses, which were offset by an increase in salaries and consultants’ costs.

Operating expenses for the second quarter of fiscal 2020 increased 6.4% to $7.1 million (or 45.2% of net revenues) from $6.7 million (or 39.2% of net revenues) in the second quarter of fiscal 2019. The increase in operating expenses was primarily due to increases in general and administrative expenses, which were offset by decreases in sales and marketing expenses, salaries and wages, and professional services.

GAAP net income attributable to NETSOL for the second quarter of fiscal 2020 totaled $586,000 or $0.05 per diluted share, compared with GAAP net income of $2.9 million or $0.25 per diluted share in the second quarter of fiscal 2019. GAAP net income attributable to NETSOL included a $61,000 gain on foreign currency exchange transactions in the second quarter of fiscal 2020, which was a significant decrease compared with a gain of $2.5 million in the prior year period.

Non-GAAP adjusted EBITDA for the second quarter of fiscal 2020 totaled $1.6 million or $0.13 per diluted share, compared with non-GAAP adjusted EBITDA of $4.1 million or $0.35 per diluted share in the second quarter of fiscal 2019 (see note regarding “Use of Non-GAAP Financial Measures,” below for further discussion of this non-GAAP measure).

At December 31, 2019, cash and cash equivalents were $22.1 million, an increase from $20.3 million at the end of the prior year quarter.

Management Commentary

“The fiscal second quarter was a positive step forward for our business as we continue to position NETSOL for its next phase of growth in the years ahead,” said company Co-Founder, Chairman and Chief Executive Officer Najeeb Ghauri. “The 16% sequential improvement in our topline was the result of ongoing and significant implementation work within our core business, which also included an additional $2.0 million in change requests, yet another favorable data point that underlies the ongoing industry shift to more complex deployments. While our year-to-date results reflect our ongoing efforts to transition NETSOL towards a more diversified revenue mix, in Q2 we maintained our commitment to financial prudence, most notably evidenced in our return to profitability during the period.

“Operationally, we began the initial application of our three-pronged growth strategy, which has yielded already-favorable results. More specifically, in November we closed our first official sale of NFS Ascent® in North America, which also represented the first SaaS-based agreement for Ascent in this region. Additionally, our mobility-focused work within our Otoz Innovation Lab has garnered serious attention from potential and existing customers alike, which we expect to materialize in increased demos, more advanced development discussions, and even pilot projects in the coming months. Looking to the second half of the year, with our current pipeline as well as ongoing major rollouts with existing customers, we have strong visibility to reaffirm our expectations for sequential improvement throughout the balance of fiscal 2020.”

Sales Outlook

NETSOL President, Global Sales and Otoz CEO Naeem Ghauri added: “While we are continuing to sell add-on services and more licenses for existing contracts, we’re also now generating new opportunities at an increasing rate for our subscription pricing, or SaaS, model. While it remains early days, we are encouraged by the strong initial interest we’ve seen and believe our decision to diversify our offerings beyond the traditional license sales will lead to long-term, predictable revenue growth. Going forward, we have visibility into a growing pipeline within all three of our geographic regions, which we anticipate to result in sequentially improved results in the second half 2020. Further out, we’re working towards an eventual inflection point where annual recurring revenues, or ARR, can supplant our current license revenues and provide sustained profitability.”

Otoz Update

“We are actively discussing various partnerships and collaborations with several tier one customers to launch Otoz as a premium, white-labeled, shared mobility platform and believe we are close to announcing official agreements soon,” continued Ghauri. “While we continue to build out the platform according to our predefined product roadmap, interest in the platform is tracking ahead of internal targets and forecasts, which has us ramping up efforts to meet demand. We look forward to providing more updates on these roadmap developments as well as potential partnerships in the near future.”

Conference Call

NETSOL Technologies management will hold a conference call today (February 12, 2020) at 11 a.m. Eastern time (8 a.m. Pacific time) to discuss these financial results. A question and answer session will follow management’s presentation.

U.S. dial-in: 1-877-407-0789

International dial-in: 1-201-689-8562

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcasted live and available for replay here and via the Investor Relations section of NETSOL’s website.

A replay of the conference call will be available after 2:00 p.m. Eastern time on the same day through February 26, 2020.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13698709

About NETSOL Technologies

NETSOL Technologies, Inc. (Nasdaq: NTWK) is a worldwide provider of IT and enterprise software solutions primarily serving the global finance and leasing industry. The company’s suite of applications is backed by 40 years of domain expertise and supported by a committed team of more than 1,300 professionals placed in eight strategically located support and delivery centers throughout the world. NFS, LeasePak, LeaseSoft or NFS Ascent® – help companies transform their finance and leasing operations, providing a fully automated asset-based finance solution covering the complete finance and leasing lifecycle.

About Otoz

Otoz provides business-to-business, white-label technology solutions for new mobility. Our suite of agile and customizable mobility solutions ranges from car sharing and subscription products to AI-enabled chatbots, allowing businesses to engage consumers and facilitate the complete transaction lifecycle intelligently and digitally. Otoz technologies empower automotive companies and start-ups to launch new mobility models quickly and efficiently. The technology Otoz has developed is cloud-native and supported by artificial intelligence (AI), machine learning (ML), internet of things (IoT) and blockchain. Our technology drives utilization, while supporting robust and efficient operations.

Forward-Looking Statements

Certain statements in this press release are forward-looking in nature, including, but not limited to, expected net revenue and the demand for and sales lifecycle of NFS Ascent® and the outlook or potential demand for new product lines and innovation such as for Otoz or NFS Ascent® SaaS, and accordingly, are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words “expects,” “anticipates,” variations of such words, and similar expressions, identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Factors that could affect the Company’s actual results include the progress and costs of the development of products and services and the timing of the market acceptance. The subject Companies expressly disclaim any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances upon which any statement is based.

Use of Non-GAAP Financial Measures

The reconciliation of Adjusted EBITDA to net income, the most comparable financial measure based upon GAAP, as well as a further explanation of adjusted EBITDA, is included in the financial tables in Schedule 4 of this press release.

Investor Relations Contact:

Matt Glover and Tom Colton

Gateway Investor Relations

1-949-574-3860

investors@netsoltech.com

NETSOL Technologies, Inc. and Subsidiaries

Schedule 1: Consolidated Balance Sheets

	As of	As of
	December 31, 2019	June 30, 2019
ASSETS
Current assets:
Cash and cash equivalents	$22,083,584	$17,366,364
Accounts receivable, net of allowance of $351,431 and $192,786	8,401,835	12,332,714
Accounts receivable, net of allowance of $0 and $166,075 - related party	1,231,181	3,266,600
Revenues in excess of billings, net of allowance of $205,006 and $194,684	15,850,011	14,719,047
Revenues in excess of billings - related party	101,669	110,827
Convertible note receivable - related party	4,185,000	3,650,000
Other current assets	3,392,190	3,146,264
Total current assets	55,245,470	54,591,816
Revenues in excess of billings, net - long term	1,291,025	1,281,492
Property and equipment, net	12,668,689	12,096,855
Right of use of assets - operating leases	3,050,885	-
Long term investment	2,411,807	2,653,769
Other assets	24,301	23,569
Intangible assets, net	6,792,846	7,332,950
Goodwill	9,516,568	9,516,568
Total assets	$91,001,591	$87,497,019

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$7,927,523	$7,476,560
Current portion of loans and obligations under finance leases	9,436,332	6,905,597
Current portion of operating lease obligations	1,182,850	-
Unearned revenues	3,135,721	5,977,736
Common stock to be issued	88,324	88,324
Total current liabilities	21,770,750	20,448,217
Loans and obligations under finance leases; less current maturities	417,824	564,572
Operating lease obligations; less current maturities	1,966,770	-
Total liabilities	24,155,344	21,012,789
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; 500,000 shares authorized;	-	-
Common stock, $.01 par value; 14,500,000 shares authorized;
12,000,566 shares issued and 11,753,063 outstanding as of December 31, 2019 and 11,911,742 shares issued and 11,664,239 outstanding as of June 30, 2019	120,006	119,117
Additional paid-in-capital	128,197,589	127,737,999
Treasury stock (At cost, 247,503 shares and 247,503 shares as of December 31, 2019 and June 30, 2019, respectively)	(1,455,969)	(1,455,969)
Accumulated deficit	(36,448,870)	(35,206,898)
Other comprehensive loss	(30,456,632)	(33,125,006)
Total NetSol stockholders’ equity	59,956,124	58,069,243
Non-controlling interest	6,890,123	8,414,987
Total stockholders’ equity	66,846,247	66,484,230
Total liabilities and stockholders’ equity	$91,001,591	$87,497,019

NETSOL Technologies, Inc. and Subsidiaries

Schedule 2: Consolidated Statement of Operations

	For the Three Months		For the Six Months
	Ended December 31,		Ended December 31,
	2019	2018	2019	2018
Net Revenues:
License fees	$383,963	$4,817,569	$3,063,108	$10,773,682
Maintenance fees	4,965,877	3,661,723	9,357,324	7,401,399
Services	10,282,755	8,348,843	16,701,646	14,819,468
Services - related party	57,424	174,492	140,357	404,623
Total net revenues	15,690,019	17,002,627	29,262,435	33,399,172

Cost of revenues:
Salaries and consultants	4,625,872	4,497,054	9,080,836	9,517,616
Travel	1,572,923	1,706,182	2,915,558	2,858,179
Depreciation and amortization	734,352	880,048	1,454,017	1,817,652
Other	954,912	1,060,772	1,899,436	2,109,096
Total cost of revenues	7,888,059	8,144,056	15,349,847	16,302,543

Gross profit	7,801,960	8,858,571	13,912,588	17,096,629

Operating expenses:
Selling and marketing	1,858,096	2,048,303	3,601,964	3,749,629
Depreciation and amortization	215,479	193,779	417,866	406,011
General and administrative	4,568,790	4,002,059	8,487,403	8,408,779
Research and development cost	454,605	424,652	1,127,575	742,807
Total operating expenses	7,096,970	6,668,793	13,634,808	13,307,226

Income from operations	704,990	2,189,778	277,780	3,789,403

Other income and (expenses)
Gain (loss) on sale of assets	528	(3,504)	239	48,790
Interest expense	(88,006)	(63,804)	(151,669)	(163,238)
Interest income	435,682	230,421	834,911	479,385
Gain (loss) on foreign currency exchange transactions	61,061	2,536,755	(1,699,129)	2,547,667
Share of net loss from equity investment	(164,796)	(298,293)	(354,020)	(597,984)
Other income	207,987	4,503	226,313	9,882
Total other income (expenses)	452,456	2,406,078	(1,143,355)	2,324,502

Net income (loss) before income taxes	1,157,446	4,595,856	(865,575)	6,113,905
Income tax provision	(610,510)	(264,872)	(848,748)	(501,786)
Net income (loss)	546,936	4,330,984	(1,714,323)	5,612,119
Non-controlling interest	39,039	(1,475,355)	472,351	(1,793,901)
Net income (loss) attributable to NetSol	$585,975	$2,855,629	$(1,241,972)	$3,818,218

Net income (loss) per share:
Net income (loss) per common share
Basic	$0.05	$0.25	$(0.11)	$0.33
Diluted	$0.05	$0.25	$(0.11)	$0.33

Weighted average number of shares outstanding
Basic	11,724,606	11,586,507	11,694,423	11,542,877
Diluted	11,724,606	11,592,193	11,694,423	11,548,563

NETSOL Technologies, Inc. and Subsidiaries

Schedule 3: Consolidated Statement of Cash Flows

	For the Six Months
	Ended December 31,
	2019	2018
Cash flows from operating activities:
Net income (loss)	$(1,714,323)	$5,612,119
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,871,883	2,223,663
Provision for bad debts	(20,699)	-
Share of net loss from investment under equity method	354,020	597,984
Gain on sale of assets	(239)	(48,790)
Stock based compensation	328,585	869,743
Changes in operating assets and liabilities:
Accounts receivable	4,554,558	4,208,751
Accounts receivable - related party	2,229,695	(219,538)
Revenues in excess of billing	(1,088,693)	(7,633,216)
Revenues in excess of billing - related party	14,823	(91,279)
Other current assets	(208,065)	(1,409,746)
Accounts payable and accrued expenses	490,875	139,331
Unearned revenue	(3,019,493)	(1,094,375)
Net cash provided by operating activities	3,792,927	3,154,647

Cash flows from investing activities:
Purchases of property and equipment	(785,999)	(1,441,237)
Sales of property and equipment	32,524	519,645
Convertible note receivable - related party	(535,000)	(1,033,000)
Net cash used in investing activities	(1,288,475)	(1,954,592)

Cash flows from financing activities:
Proceeds from the exercise of stock options and warrants	-	65,000
Proceeds from exercise of subsidiary options	11,621	2,650
Dividend paid by subsidiary to non-controlling interest	(1,920,618)	(566,465)
Proceeds from bank loans	2,074,341	382,240
Payments on finance lease obligations and loans - net	(102,499)	(289,027)
Net cash provided by (used in) financing activities	62,845	(405,602)
Effect of exchange rate changes	2,149,923	(2,562,502)
Net increase (decrease) in cash and cash equivalents	4,717,220	(1,768,049)
Cash and cash equivalents at beginning of the period	17,366,364	22,088,853
Cash and cash equivalents at end of period	$22,083,584	$20,320,804

NETSOL Technologies, Inc. and Subsidiaries

Schedule 4: Reconciliation to GAAP

	For the Three Months Ended	For the Three Months Ended	For the Six Months Ended	For the Six Months Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018

Net Income (loss) attributable to NetSol	$585,975	$2,855,629	$(1,241,972)	$3,818,218
Non-controlling interest	(39,039)	1,475,355	(472,351)	1,793,901
Income taxes	610,510	264,872	848,748	501,786
Depreciation and amortization	949,831	1,073,827	1,871,883	2,223,663
Interest expense	88,006	63,804	151,669	163,238
Interest (income)	(435,682)	(230,421)	(834,911)	(479,385)
EBITDA	$1,759,601	$5,503,066	$323,066	$8,021,421
Add back:
Non-cash stock-based compensation	164,292	437,695	328,585	869,743
Adjusted EBITDA, gross	$1,923,893	$5,940,761	$651,651	$8,891,164
Less non-controlling interest (a)	(346,644)	(1,887,861)	(155,409)	(2,640,530)
Adjusted EBITDA, net	$1,577,249	$4,052,900	$496,242	$6,250,634

Weighted Average number of shares outstanding
Basic	11,724,606	11,586,507	11,694,423	11,542,877
Diluted	11,724,606	11,592,193	11,694,423	11,548,563

Basic adjusted EBITDA	$0.13	$0.35	$0.04	$0.54
Diluted adjusted EBITDA	$0.13	$0.35	$0.04	$0.54

(a) The reconciliation of adjusted EBITDA of non-controlling interest to net income attributable to non-controlling interest is as follows

Net Income attributable to non-controlling interest	$(39,039)	$1,475,355	$(472,351)	$1,793,901
Income Taxes	190,292	70,821	243,627	141,364
Depreciation and amortization	270,003	338,278	529,638	704,132
Interest expense	25,491	20,219	44,532	52,909
Interest (income)	(115,670)	(54,247)	(221,171)	(121,115)
EBITDA	$331,077	$1,850,426	$124,275	$2,571,191
Add back:
Non-cash stock-based compensation	15,567	37,435	31,134	69,339
Adjusted EBITDA of non-controlling interest	$346,644	$1,887,861	$155,409	$2,640,530